Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     The firm of Miller and Lents, Ltd. hereby consents to the incorporation by reference in this registration statement on Form S-8 of its estimates of proved reserves and future net cash flows contained in Encore Acquisition Company’s annual report for the year ended December 31, 2007 on Form 10-K and to all references to our firm included in or incorporated by reference into this registration statement on Form S-8.

MILLER AND LENTS, LTD.
By:	/s/ Carl D. Richard
Carl D. Richard
Senior Vice President

Houston, Texas
May 30, 2008